UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2008

MINING OIL, INC.

(Exact name of registrant as specified in its charter)

Texas (State or other jurisdiction of incorporation)	(Commission File Number)	38-3760977 (IRS Employer Identification No.)

1001 Fannin St., Ste. 270	Registrant’s telephone number,
Houston, Texas	including area code:	77002
(Address of principal executive offices)	713-658-0370	(Zip Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

Mining Oil Fails to Reach a Definitive Agreement for Acquisition of Sterling Exploration & Production Co., LLC, and Yazoo Pipeline Co., LP and these Targets Seek Protection from Creditors in Chapter 11 Bankruptcy Filing

On December 23, 2008, Sterling Exploration & Production Co., L.L.C. (“Sterling”), Yazoo Pipeline, L.P. (“Yazoo”), and Matagorda Operating Company (“Matagorda”), filed a petition for order of relief under Chapter 11 of the Federal Bankruptcy Laws, in the Southern District of Texas, Houston Division. Mining Oil, Inc. (the “Company”) and the debtors and the controlling interest holders had entered into a letter of intent under which the Company was to acquire all of the equity of the debtor companies. The parties contemplated that the transaction would close in the fourth quarter of 2008, if the Company could obtain financing. The parties did not reach a definitive agreement for the transaction before the debtors filed the voluntary petitions.

The Company had made loans to Sterling during 2008 in the principal amount of $590,000.00. These loans matured on December 15, 2008, and each note is in default. The loans are secured by the assets of Sterling and Yazoo and the equity shares of Sterling, Yazoo, and Matagorda. The Company is not the first lien holder of these interests. The Company is a secured creditor in each of the bankruptcy proceedings. The Company’s right to pursue recovery against the debtors and the assets is stayed pending action by the court. The Company believes that it has adequate security for the loans, but it will seek adequate protection for its collateral during the bankruptcy proceeding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MINING OIL, INC.

Date: January 2, 2009	By:	/s/ Clayton Van Levy
Clayton Van Levy, CEO